UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 14, 2012

Geeknet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11216 Waples Mill Road, Suite 100

Fairfax, VA 22030

(Address of principal executive offices, including zip code)

(877) 433-5638

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(e)  On May 14, 2012, Geeknet, Inc. (the “Company”) entered into an amendment to Jeffrey Drobick’s employment agreement, with the Company, dated as of April 20, 2011 (the “Amendment”). The Amendment provides that upon the consummation of the sale of the Company’s online media business in connection with current review of strategic alternatives by the Company, all of Mr. Drobick’s outstanding unvested equity awards will immediately vest.

On May 14, 2012, the Company also entered into a retention bonus letter agreement with Mr. Drobick (the “Retention Letter”), which provides for a retention bonus of $100,000 (the “Retention Bonus”) to be paid in connection with the consummation of the sale of the Company’s online media business.  The Retention Bonus will be paid, subject to continued employment, in two equal installments, the first installment to be paid on the closing of the sale of the Company’s online media business and the second installment to be paid on the date that is six months immediately following the date of the closing of the sale of the Company’s online media business.

The foregoing summaries are qualified in their entirety by reference to the Amendment to the Employment Agreement with Mr. Drobick, a copy of which is attached hereto as Exhibit 10.1 and the Retention Letter with Mr. Drobick, a copy of which is attached hereto as Exhibit 10.2.

ITEM 8.01 OTHER EVENTS.

On May 14, 2012, the Company announced that members of the Company’s board of directors intend to acquire additional shares of the Company’s common stock for their own accounts.  Depending on market conditions and other factors, the directors’ share purchases may be commenced or suspended at any time or from time to time without prior notice.  There is no guarantee as to the exact number of shares or value thereof that will be purchased by the Company’s directors.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.            Description

10.1                        Amendment to Employment Agreement, dated May 14, 2012, between Geeknet, Inc. and Jeffrey Drobick

10.2                        Retention Letter Agreement, dated May 14, 2012, between Geeknet, Inc. and Jeffrey Drobick

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEEKNET, INC. a Delaware corporation

By:	/s/ Kathryn McCarthy
Kathryn McCarthy Executive Vice President and Chief Financial Officer

Date: May 14, 2012